UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2004

AVALON HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-14105	34-1863889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Way, Warren, Ohio 44484

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (330) 856-8800

(Former name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

ITEM 8.01 Other Events

In the fourth quarter of 2001, Avalon Holdings Corporation (“Avalon”) recorded a pretax charge of $2.2 million to the provision for losses on accounts receivable as a result of IT Group Inc., and most of its subsidiaries, including IT Corporation (“IT”), having filed for protection under Chapter 11 of the United States Bankruptcy Code on January 16, 2002. A subsidiary of Avalon, AWS Remediation, Inc. (“AWSR”), had performed services as a subcontractor to IT for which it had not received payment.

In the fourth quarter of 2002, AWSR purchased from IT, for a nominal amount, the receivable relating to the contract under which it had performed services. AWSR subsequently filed for binding arbitration under the provisions of the contract for payment of such receivable. On October 25, 2004, as a result of such arbitration, AWSR was awarded, after offsets for counterclaims, the net amount of $1.4 million, plus interest of $.1 million for its claim. Avalon will record the award of $1.5 million as income in discontinued operations in the third quarter of 2004.

Avalon had discontinued the operations and sold all of the fixed assets of AWSR in January 2004 and, as a result, the financial results of such subsidiary are included in discontinued operations.

Avalon Holdings Corporation provides hazardous and nonhazardous waste management services to industrial, commercial, municipal and governmental customers. Avalon also owns and operates the Avalon Golf and Country Club which has two golf courses, restaurants and banquet facilities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALON HOLDINGS CORPORATION
(Registrant)

/s/ Frank Lamanna
By:	Frank Lamanna
Chief Financial Officer and Treasurer

DATED: October 29, 2004

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